EXHIBIT 99

Wireless Ronin Reports 2009 Second Quarter Results and Comments on Recently Announced Strategic Partnership with NEC Display Solutions of America, Inc.

Key 2009 second quarter highlights include:

•	Announced a strategic partnership with NEC Display Solutions of America, Inc.

•	Continued improvement in gross margin to 23% in second quarter of 2009 compared to 19% in first quarter of 2009.

•	Further reduction in cash burn to $1.8 million in second quarter of 2009 compared to $2.4 million in first quarter of 2009.

•	Revenue significantly impacted by collapse of automotive industry and the general economic downturn in early 2009.

MINNEAPOLIS – August 6, 2009 – Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a leader in digital signage solutions, today announced its financial results for the second quarter of 2009.

Second Quarter Results
The Company reported revenue of $1.0 million for the second quarter of 2009, a 40 percent decrease from $1.6 million in the second quarter of 2008.  The Company also reported a second quarter net loss of $2.7 million, or $0.18 per basic and diluted share, compared to a net loss of $5.0 million, or $0.34 per basic and diluted share, in the year-ago quarterly period.  The significant decline in revenue for the second quarter of 2009 compared to the same period in the prior year is primarily attributable to the collapse in the automotive industry.  During the second quarter of 2009, the Company recognized less than $50,000 of revenue from customers in this vertical market compared to approximately $0.6 million or 38 percent of total revenues in the second quarter of 2008.  The year-over-year improvement in the net loss for the 2009 second quarter was primarily the result of the reductions in workforce and other cost cutting measures taken over the previous nine months. Second quarter 2009 results also included costs of approximately $183,000, or $0.01 per basic and diluted share, of non-cash stock compensation expense related to FAS123R compared to approximately $306,000, or $0.02 per basic and diluted share, in 2008.  Revenue for the first half of 2009 totaled $2.4 million compared to $3.5 million in the same period a year-ago.  The Company’s net loss for the first half of 2009 totaled $5.6 million, or $0.37 per basic and diluted share, compared to $9.2 million, or $0.63 per basic and diluted share, in the prior year.

Non-GAAP operating loss was $2.1 million or $0.14 per basic and diluted share in the second quarter of 2009 compared to a non-GAAP operating loss of $4.1 million or $0.28 per basic and diluted share in the first quarter of 2008.  Non-GAAP operating loss is defined as the GAAP operating loss with the add-back of certain items.  These items include severance charges totaling $210,000, or $0.01 per basic and diluted share during the second quarter of 2009, compared to $353,000 or $0.02 per basic and diluted share recorded in the second quarter of 2008.  Reconciliation to the GAAP operating loss on a quarterly and six month basis is contained in a table following the financial statements accompanying this release.

James C. (Jim) Granger, president and chief executive officer of Wireless Ronin Technologies said, “While we are not satisfied with our revenue generation in the first half of this year, we believe that our recently announced strategic partnership agreement with NEC Display Solutions of America, Inc. has great significance for Wireless Ronin and will create future growth opportunities. We are now able to substantially expand our sales reach by extending our software into the hands of NEC sales personnel across the United States and Canada.  We believe there will be a strong demand from NEC customers requiring a robust, customized solution only offered by our full RoninCast® offering. We will be working closely with NEC over the coming months to provide the necessary training and support for their sales team for them to be able to identify these opportunities.”

For the second quarter of 2009, gross margin averaged 23 percent, compared to a gross margin of four percent in the second quarter of 2008.  The increase was primarily the result of a shift in revenue from the sale of hardware to the sale of software and services, which yields a higher percentage margin of profitability. An incremental increase in the Company’s recurring software maintenance and hosting fees has also contributed to the increase in gross profit margins.

Cash and marketable securities, including restricted cash at June 30, 2009, totaled approximately $9.8 million compared to $11.7 million at March 31, 2009, and $14.0 million at the end of 2008.  The decline in cash and marketable securities reflects the continued funding of the Company’s losses during the first half of 2009. “Despite the challenges we face in this economic environment, I am very pleased with the continued improvement in our quarterly cash burn rate and the efficiencies we have built within our organization.  In the second quarter, we continued to see dramatic improvement in our cash utilization, which included approximately $0.5 million of one-time severance payments.  Our operations continue to be impacted by the global recession as most businesses are extending the timing of any large scale digital signage deployments. However, we remain confident that when our current customers and prospects decide to proceed with rolling out a digital signage solution for their mission critical applications that Wireless Ronin will be their vendor of choice,” said Darin McAreavey, vice president and chief financial officer.

A conference call to review second quarter and full year results, and further discuss our new strategic partnership with NEC Display Solutions of America, Inc,  is scheduled for today at 3:30 p.m. (CT). A live webcast of Wireless Ronin’s earnings conference call can be accessed on the Investor section of its corporate web site at www.wirelessronin.com.  Alternatively, a live broadcast of the call may be heard by dialing (877) 419-6596 inside the United States or Canada, or by calling (719) 325-4862 from international locations.  An operator will direct you to the Wireless Ronin conference call. A webcast replay of the call will be archived on Wireless Ronin’s corporate web site. An archive of the call is also accessible via telephone approximately two hours following the end of the live call by dialing (888) 203-1112 domestically and (719) 457-0820 internationally with pass code 6603144. The conference call archive will be available through September 6, 2009.

About Wireless Ronin Technologies, Inc.

Wireless Ronin Technologies (www.wirelessronin.com) is the developer of RoninCast®, a complete software solution designed to address the evolving digital signage marketplace. RoninCast® software provides clients with the ability to manage a digital signage network from one central location and is the only complete, turnkey solution in the digital signage marketplace. The software suite allows for customized distribution with network management, playlist creation and scheduling, and database integration. Wireless Ronin offers an array of services to support RoninCast® software including consulting, creative development, project management, installation, and training. The company's common stock trades on the NASDAQ Global Market under the symbol "RNIN".

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products;  dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, on May 8, 2009.

Contact:

Investor
Darin McAreavey, vice president and chief financial officer
dmcareavey@wirelessronin.com
(952) 564 - 3525

Media
Linda Hofflander, vice president and chief marketing officer
lhofflander@wirelessronin.com
(952) 564 - 3562

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share information)

	June 30,	December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,469	$5,294
Marketable securities — available-for-sale	-	8,301
Accounts receivable, net of allowance of $76 and $92	728	1,823
Income tax receivable	13	12
Inventories	275	462
Prepaid expenses and other current assets	119	265
Total current assets	10,604	16,157
Property and equipment, net	1,581	1,918
Restricted cash	378	450
Other assets	27	35
TOTAL ASSETS	$12,590	$18,560

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of capital lease obligations	$32	$71
Accounts payable	771	1,068
Deferred revenue	67	181
Accrued liabilities	702	1,067
TOTAL LIABILITIES	1,572	2,387

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY

Capital stock, $0.01 par value, 66,667 shares authorized
Preferred stock, 16,667 shares authorized, no shares issued and outstanding	-	-
Common stock, 50,000 shares authorized; 14,947 and 14,850 shares
issued and outstanding at June 30, 2009 and December 31, 2008, respectively	149	148
Additional paid-in capital	81,071	80,650
Accumulated deficit	(69,770)	(64,212)
Accumulated other comprehensive loss	(432)	(413)
Total shareholders' equity	11,018	16,173
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$12,590	$18,560

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Sales
Hardware	$263	$496	$766	$1,260
Software	230	204	396	302
Services and other	470	896	1,234	1,968
Total sales	963	1,596	2,396	3,530

Cost of sales
Hardware	267	451	718	1,086
Software	-	-	-	-
Services and other	476	1,083	1,185	1,983
Total cost of sales (exclusive of depreciation and amortization shown separately below)	743	1,534	1,903	3,069
Gross profit	220	62	493	461

Operating expenses:
Sales and marketing expenses	603	1,110	1,434	2,330
Research and development expenses	548	590	939	1,044
General and administrative expenses	1,545	3,143	3,340	6,079
Depreciation and amortization expense	193	337	392	588
Total operating expenses	2,889	5,180	6,105	10,041
Operating loss	(2,669)	(5,118)	(5,612)	(9,580)

Other income (expenses):
Interest expense	(2)	(7)	(5)	(14)
Interest income	16	165	59	437
Total other income	14	158	54	423
Net loss	$(2,655)	$(4,960)	$(5,558)	$(9,157)
Basic and diluted loss per common share	$(0.18)	$(0.34)	$(0.37)	$(0.63)
Basic and diluted weighted average shares outstanding	14,854	14,578	14,852	14,561

WIRELESS RONIN TECHNOLOGIES, INC.
2009 SUPPLEMENTARY QUARTERLY FINANCIAL DATA
(In thousands, except percentages and per share amounts)
(Unaudited)

Supplementary Data
	2008					2009
Statement of Operations	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2
Sales	$1,934	$1,596	$1,950	$1,902	$7,382	$1,433	$963

Cost of sales	1,535	1,534	1,847	1,673	6,589	1,160	743

Operating expenses	4,861	5,180	4,854	7,210	22,105	3,216	2,889

Interest expense	7	7	5	4	23	3	2

Other income, net	(272)	(165)	(122)	(84)	(643)	(43)	(16)

Net loss	$(4,197)	$(4,960)	$(4,634)	$(6,901)	$(20,692)	$(2,903)	$(2,655)

Stock compensation expense	395	306	201	411	1,313	187	183
(included in operating expenses)

Weighted average shares	14,544	14,578	14,764	14,768	14,664	14,850	14,871

Reconciliation Between GAAP and Non-GAAP Operating Loss

GAAP operating loss	$(4,462)	$(5,118)	$(4,751)	$(6,981)	$(21,312)	$(2,943)	$(2,669)

Adjustments:
Depreciation and amortization	251	337	296	342	1,226	199	193
Old building remaining lease obligation write-off	-	-	-	56	56	-	-
Termination partnership agreement	-	-	-	50	50	-	(50)
Stock-based compensation expense	395	306	201	411	1,313	187	183
Impairment of network equipment held for sale	-	-	-	1,766	1,766	-	-
Impairment of intangible assets	-	-	-	1,265	1,265	-	-
Severance	120	353	286	274	1,033	237	210

Total operating expense adjustment	766	996	783	4,164	6,709	623	536

Non-GAAP operating loss	$(3,696)	$(4,122)	$(3,968)	$(2,817)	$(14,603)	$(2,320)	$(2,133)
Non-GAAP operating loss per common share	$(0.25)	$(0.28)	$(0.27)	$(0.19)	$(1.00)	$(0.16)	$(0.14)

Reconciliation Between GAAP and Non-GAAP Gross Profit Margin

GAAP sales	$1,934	$1,596	$1,950	$1,902	$7,382	$1,433	$963
Deferred customer revenue	-	80	-	-	80	-	-
Network operations center	(96)	(39)	(99)	(100)	(334)	(71)	(121)
Non-GAAP sales	1,838	1,637	1,851	1,802	7,128	1,362	842

GAAP cost of sales	1,535	1,534	1,847	1,673	6,589	1,160	743
Deferred customer costs	48	51	-	-	99	-	-
Inventory adjustment	-	-	-	(65)	(65)	-	-
Network operations center	(191)	(281)	(318)	(257)	(1,047)	(169)	(167)
Non-GAAP cost of sales	1,392	1,304	1,529	1,351	5,576	991	576

Non-GAAP gross profit	$446	$333	$322	$451	$1,552	$371	$266

GAAP gross profit margin	20.6%	3.9%	5.3%	12.0%	10.7%	19.1%	22.8%
Non-GAAP gross profit margin	24.3%	20.3%	17.4%	25.0%	21.8%	27.2%	31.6%